                                  SCHEDULE 14A

                                 (RULE 14A-101)

        INFORMATION REQUIRED IN PROXY STATEMENT SCHEDULE 14A INFORMATION

  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF
                                      1934

Filed by the registrant [X]

Filed by a party other than the registrant [_]

Check the appropriate box:

[_] Preliminary proxy statement

[X] Definitive proxy statement

[_] Definitive additional materials

[_] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                                FIRST USA, INC.
- --------------------------------------------------------------------------------
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                FIRST USA, INC.
- --------------------------------------------------------------------------------
                   (NAME OF PERSON(S) FILING PROXY STATEMENT)

Payment of Filing Fee (check the appropriate box):

[X] $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(j)(2).
[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
[_] Fee computed on table per Exchange Act Rules 14a-6(i)(4) and 0-11.

                                     LOGO

                                FIRST USA, INC.
                                1601 ELM STREET
                              DALLAS, TEXAS 75201
                               ----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

  The 1996 Annual Meeting of the Stockholders of First USA, Inc. will be held at the Hotel Crescent Court, 400 Crescent Court, in Dallas, Texas on Wednesday, November 6, 1996, at 10:30 a.m., for the following purposes:

  1. To elect three Class II directors to serve until the expiration of their terms and until their successors are elected and qualify;

  2. To authorize the adoption of the First USA, Inc. Deferred Compensation
     Plan;

  3. To authorize the adoption of an amendment to the First USA, Inc. Employee Stock Purchase Plan that would increase the number of shares of Common Stock available for purchase under such plan and would increase the maximum percentage of compensation that each employee is eligible to allocate for participation under such plan; and

  4. To transact whatever other business may properly be brought before the meeting.

  Stockholders of record at the close of business on September 13, 1996 by order of the Board of Directors are entitled to notice of and to vote at the meeting.

                                       /s/ John C. Tolleson
                                       John C. Tolleson
                                       Chairman and Chief Executive Officer

                                       /s/ Richard W. Vague
                                       Richard W. Vague
                                       President

September 30, 1996
                               ----------------

Please mark, sign, date and return promptly the enclosed proxy in the enclosed envelope even if you plan to attend the meeting. If you attend the meeting and wish to vote in person, you may then withdraw your proxy.

                                FIRST USA, INC.
                                1601 ELM STREET
                              DALLAS, TEXAS 75201

                                PROXY STATEMENT

  First USA, Inc. (the "Company"), incorporated in 1989, is a Delaware corporation, which, through its wholly-owned subsidiary, First USA Bank, is the fourth largest issuer of Visa and MasterCard credit cards in the United States. The Company's majority-owned subsidiary, First USA Paymentech, Inc. ("First USA Paymentech"), engages in the credit card industry primarily as a payment processor of merchant bankcard transactions. The Company conducts its credit card business through its wholly owned subsidiary, First USA Financial, Inc., which is the parent company of First USA Bank, and the majority stockholder of First USA Paymentech. First USA Federal Savings Bank ("First USA FSB"), a wholly-owned subsidiary of the Company and its newest operating unit, is focused on expanding the Company's relationship with its Cardmembers. It expects to offer financial products related to significant life events of the typical household by using the Company's existing distribution system as a conduit for delivering multiple financial products.

  This Proxy Statement is furnished in connection with the solicitation by the Company of proxies to be voted at its Annual Meeting of Stockholders to be held at 10:30 a.m. on November 6, 1996, at the Hotel Crescent Court, 400 Crescent Court, in Dallas, Texas and at any adjournment thereof. This Proxy Statement was first mailed or given to stockholders on September 30, 1996.

  Solicitation of proxies may be made by mail, personal interview, telephone and telegraph by directors, officers and employees of the Company. In addition, the Company has retained Georgeson & Company Inc. ("Georgeson") to solicit proxies at an estimated fee of $10,000 plus expenses. Expenses for such solicitation will be borne by the Company. Brokers and others will be reimbursed for their reasonable expenses in forwarding the proxy material to their customers who have beneficial interests in stock of the Company registered in names of nominees.

  Any proxy may be revoked by a stockholder at any time prior to its use by execution of another proxy bearing a later date, by written notice to the Secretary of the Company at the address set forth above or by oral or written statement at the meeting. Shares represented by any proxy properly executed and received prior to the meeting will be voted at the meeting in accordance with the proxy or, if the proxy does not specify, in accordance with the recommendation of the Board of Directors.

  Stockholders of record at the close of business on September 13, 1996 are entitled to notice of and to vote at the meeting. On the record date, the Company had 60,877,820 shares of common stock (the "Common Stock") outstanding and 5,750,000 shares of Mandatory Convertible Preferred Stock ("Preferred Stock") outstanding. Each share of Common Stock outstanding on the record date is entitled to one vote and each share of Preferred Stock outstanding on the record date is entitled to 4/5 of one vote, all shares of Common Stock and Preferred Stock voting together as a single class. There is no provision for cumulative voting.

  A quorum for the meeting requires the presence in person or by proxy of stockholders entitled to cast a majority of the votes entitled to be cast at the meeting. The election of directors requires a plurality of the votes cast by the holders of Common Stock and Preferred Stock at the meeting. The approval of the First USA, Inc. Deferred Compensation Plan (the "Deferred Compensation Plan") and the amendment to the First USA, Inc. Employee Stock Purchase Plan (the "Purchase Plan") each require the affirmative vote of the holders of a majority of the voting power of the shares of Common Stock and Preferred Stock present or represented and entitled to vote at the meeting.

  Stockholders will vote at the meeting by ballot and votes cast at the meeting in person or by proxy will be tallied by the Company's Transfer Agent and Registrar, the Bank of New York. Shares held by stockholders present at the meeting in person who do not vote and ballots marked "abstain" or "withheld" will be counted as present at the meeting for quorum purposes. With respect to the items submitted for approval, abstentions will have the effect of a vote against the proposal and broker non-votes will be disregarded and will have no effect on the outcome of the vote. There are no rights of appraisal or similar dissenter's rights with respect to any matter to be acted upon pursuant to this Proxy Statement.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth certain information believed by the Company to be accurate based on information provided to it concerning the beneficial ownership of Common Stock and Preferred Stock by each stockholder who is known by the Company to own beneficially in excess of 5% of the outstanding securities in either class as of the latest practicable date, and by each director, the Company's Chief Executive Officer, each of the Company's other four most highly compensated executive officers and all officers and directors as a group, as of September 1, 1996. Except as otherwise indicated, all persons listed below have (i) sole voting power and investment power with respect to their shares, except to the extent that authority is shared by spouses under applicable law, and (ii) record and beneficial ownership with respect to their shares. The shares and percentages set forth below with respect to the Common Stock include shares of Common Stock which are outstanding or issuable within 60 days upon the exercise of options outstanding as of September 1, 1996 and shares of restricted stock and exclude shares issuable upon conversion of Preferred Stock.

                                          COMMON STOCK       PREFERRED STOCK
                                      -------------------- --------------------
                                      NUMBER OF PERCENTAGE NUMBER OF PERCENTAGE
      NAME OF BENEFICIAL OWNER         SHARES    OF CLASS   SHARES    OF CLASS
      ------------------------        --------- ---------- --------- ----------
Harris Associates L.P. (a)..........  6,375,455    10.0%        --       --
Neuberger & Berman L.P. (b).........  5,396,270     8.4%        --       --
Provident (Kommerstad) Investment
 Counsel, Inc. (c)..................  4,695,208     7.3%        --       --
D.E. Shaw Investments, L.P. (d).....        --      --      766,800     13.3%
Highbridge Capital Corporation (e)..        --      --      564,500      9.8%
Salomon Inc (f).....................        --      --      324,900      5.7%
Gerald S. Armstrong (g)(h)(i).......    119,231       *         --       --
Gene H. Bishop (g)(h)...............     35,000       *         --       --
Charles T. Russell (g)(h)...........     15,100       *         --       --
Rupinder S. Sidhu (g)(h)(j).........    397,041       *         --       --
Roger T. Staubach (g)(h)............     15,000       *       4,000        *
John C. Tolleson (g)(h)(k)(l).......  1,853,246     2.9%        --       --
Richard W. Vague (g)(h)(m)..........    729,992     1.1%        --       --
Carl H. Westcott (g)(h)(m)..........     15,000       *         --       --
Randy L. Christofferson (h)(l)......    140,524       *         --       --
Jack M. Antonini (h)(l).............     60,147       *         --       --
Pamela H. Patsley (h)(l)............    248,210       *         --       --
All executive officers and directors
 as a group
 (20 persons) (h)(n)................  4,536,416     7.1%      4,000        *

- --------
*  Less than 1.0%
(a) Harris Associates L.P. ("Harris") is a registered investment advisor of which Harris Associates, Inc. (the "General Partner") is the sole general partner. Harris is deemed to be the beneficial owner of the shares of Common Stock by reason of advisory and other relationships with persons who own such shares. Harris shares the power to vote or direct the vote of each of the shares listed above. Harris has sole dispositive power as to 2,782,655 shares of Common Stock and shares dispositive power as to 3,592,800 shares of Common Stock. In addition, Harris serves as investment advisor to Harris Associates Investment Trust (the "Harris Trust"), and various officers and directors of Harris are also officers of the Harris Trust. The series of the Harris Trust designated The Oakmark Fund beneficially owns 3,548,000 shares of Common Stock, which shares are included in the total number of shares over which Harris has shared voting and dispositive power and as beneficially owned by Harris, because of Harris' power to manage the Harris Trust's investments. The address for Harris and the General Partner is Two North LaSalle Street, Suite 500, Chicago, Illinois 60602.
(b) Neuberger & Berman L.P. ("N&B") is a registered investment advisor. In its capacity as investment advisor, N&B may share discretionary authority to dispose of or vote shares of numerous unrelated clients that are under its management. As a result, N&B may be deemed to have beneficial ownership of such shares. N&B does not, however, have any economic interest in the shares. The clients are the actual owners of the shares and have the sole right to receive and the power to direct the receipt of dividends or proceeds from the sale of such shares. N&B has shared dispositive power with respect to all of the shares of Common Stock, sole voting power with respect to 1,674,600 shares of Common Stock and shared voting power with respect to 2,448,500 shares of Common Stock. Partners of N&B own 22,900 shares in their personal securities accounts. N&B disclaims beneficial ownership of such shares since each partner has exclusive dispositive and voting power with such partner's respective shares. No single N&B client has an interest at N&B that amounts to 5% or more of the shares of the Company. The address for N&B is 605 Third Avenue, New York, New York 10158-3698.
(c) Provident (Kommerstad) Investment Counsel, Inc., a registered investment advisor ("Provident"), is the successor to Provident Investment Counsel, a registered investment advisor. Provident is a wholly-owned subsidiary of United Asset Management Holdings, itself a wholly owned subsidiary of United Asset Management Corporation. Provident's beneficial ownership of the Common Stock is direct as a result of Provident's discretionary authority to buy, sell and vote the shares for its investment advisory clients. Provident has sole voting power as to 3,648,244 shares and sole dispositive power as to all of the shares. The address for Provident is 300 North Lake Avenue, Pasadena, California 91101.
(d) D.E. Shaw Investments, L.P. is a registered broker-dealer ("D.E. Shaw"), of which David E. Shaw ("Shaw") is the President and sole stockholder of D.E. Shaw & Co., Inc. ("Shaw & Co."), the general partner of D.E. Shaw. D.E. Shaw is the record owner of the these shares of Preferred Stock. D.E. Shaw and Shaw & Co. are the beneficial owners of the these shares of Preferred Stock. By virtue of Shaw's positions in Shaw & Co., the general partner of D.E. Shaw, Shaw may be deemed to share the power to vote or direct the vote of, and share the power to dispose or direct the disposition of, these shares of Preferred Stock. Shaw disclaims beneficial ownership of such shares. The address for D.E. Shaw, Shaw and Shaw & Co. is 120 West 45th Street, 39th Floor, New York, New York 10036.
(e) Highbridge Capital Corporation ("Highbridge") is a hedge fund engaged in the business of investing in securities. Highbridge shares dispositive power with respect to these shares of Preferred Stock with Highbridge Capital Management, its investment advisor. The address for Highbridge Capital Corporation is P.O. Box 30554-SMB, Grand Cayman, Cayman Islands, British West Indies.
(f) Salomon Brothers Inc ("SBI") is a registered broker-dealer. SBI is a wholly-owned subsidiary of Salomon Brothers Holding Company ("SBHC"), itself a wholly-owned subsidiary of Salomon Inc ("Salomon"). SBI is the direct beneficial owner of these shares of Preferred Stock and SBHC and Salomon are indirect beneficial owners. The address for SBI, SBHC and Salomon is Seven World Trade Center, New York, New York 10048.
(g) Gerald S. Armstrong, Gene H. Bishop, Charles T. Russell, Rupinder S. Sidhu, Roger T. Staubach, John C. Tolleson, Richard W. Vague and Carl H. Westcott are directors of the Company.
(h) The shares listed include shares subject to options exercisable within 60 days of September 1, 1996 as follows: Mr. Armstrong, 15,000 shares; Mr. Bishop, 15,000 shares; Mr. Russell, 15,000 shares; Mr. Sidhu, 15,000 shares, Mr. Staubach, 15,000 shares; Mr. Tolleson 925,536 shares; Mr. Vague, 399,460 shares; Mr. Westcott, 15,000 shares; Mr. Christofferson, 90,000 shares; Mr. Antonini, 55,000 shares; and Ms. Patsley, 157,496 shares; all executive officers and directors as a group, 2,275,344 shares. The address for Messrs. Armstrong, Bishop, Russell, Sidhu, Staubach, Tolleson, Westcott and Antonini and Ms. Patsley is c/o First USA, Inc., 1601 Elm Street, Dallas, Texas 75201. The address for Messrs. Vague and Christofferson is c/o First USA Bank, Three Christina Centre, 201 North Walnut, Wilmington, Delaware 19801.
(i) Excludes 12,000 shares held by Mr. Armstrong's spouse as custodian on behalf of Mr. Armstrong's three children. Mr. Armstrong disclaims beneficial ownership of such shares.
(j) Excludes 20,000 shares held by Merion Partners, L.P. ("Merion"), which has sole voting power and investment power with respect to such shares. Mr. Sidhu is President of the General Partner of Merion. Mr. Sidhu disclaims beneficial ownership of such shares.
(k) Excludes 20,000 shares held by The Tolleson 1994 Descendants Trust under Agreement dated September 7, 1994 for the benefit of Mr. Tolleson's children. Mr. Tolleson disclaims beneficial ownership of such shares.

(l) Messrs. Tolleson, Vague, Christofferson and Antonini and Ms. Patsley are executive officers of the Company.
(m) Excludes 600 shares held by Mr. Westcott's spouse. Mr. Westcott disclaims beneficial ownership of such shares.
(n) Excludes 2,800 shares held by one of the executive officers in Uniform Gift to Minors Act accounts for the benefit of his children, as well as 113 shares held by an executive officer's spouse. Each of these executive officers disclaims beneficial ownership of such shares.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's officers and directors and persons who own more than ten percent (10%) of a registered class of the Company's equity securities (collectively, the "Reporting Persons") to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "Commission") and to furnish the Company with copies of these reports. The Company believes that all filings required to be made by the Reporting Persons during the fiscal year ended June 30, 1996 were made on a timely basis other than Form 3 filings with respect to five new executive officers of the Company (Messrs. Antonini, Christofferson, Peter W. Atwater, Jeffrey G.J. Chittenden and Gary J. Marino) and a Form 5 filing by Mr. James W. Stewart, an executive officer of the Company.

                             ELECTION OF DIRECTORS

  The Board of Directors has proposed Gene H. Bishop, John C. Tolleson and Carl H. Westcott as nominees for reelection as Class II directors to serve for three-year terms and until their successors are elected and qualify. A plurality of the votes cast at the meeting is required to elect each nominee. Shares represented by proxies will be voted for the election of the nominees named below unless authority to do so is withheld. If, at the time of the annual meeting, any nominee should be unable to serve, the shares represented by a proxy may be voted for a substitute nominee to be designated by the Board of Directors.

NAME                       AGE                     POSITION
- ----                       ---                     --------
Gene H. Bishop............  66 Director of the Company
John C. Tolleson..........  48 Chairman of the Board and Chief Executive Officer
                                of the Company and First USA Financial; Director
                                of First USA Bank and First USA FSB;
                                Chairman of the Board of First USA Paymentech
Carl H. Westcott..........  56 Director of the Company

  Gene H. Bishop. Mr. Bishop has been a Director of the Company since September 1992. Mr. Bishop has been a Director of First USA Paymentech since December 1995. Mr. Bishop also served as Chairman and Chief Executive Officer of Life Partners Group, Inc. from November 1991 until October 1994. From October 1990 to November 1991, he was Vice Chairman and Chief Financial Officer of Lomas Financial Corporation and President and Chief Operating Officer of Lomas Mortgage USA, a wholly owned subsidiary of Lomas Financial Corporation. From March 1975 to July 1990, he was Chairman and Chief Executive Officer of MCorp, a bank holding company. Mr. Bishop is also a Director of Southwest Airlines Co., Liberte Investors, Southwestern Public Service Co. and Drew Industries, Inc.

  John C. Tolleson. Mr. Tolleson has been Chairman of the Board and Chief Executive Officer of the Company and First USA Financial since August 1989, and of the Company's predecessor since its formation in May 1985. Mr. Tolleson has been a Director of First USA Bank since May 1985. Mr. Tolleson has been Chairman of the Board of First USA Paymentech since December 1995 and a Director of First USA FSB since March 1996. Mr. Tolleson currently serves on the Boards of Visa USA, Inc., Visa International, Inc., Capstead Mortgage Corporation, Jayhawk Acceptance Corporation and on the Executive Board of the Cox School of Business at Southern Methodist University.

  Carl H. Westcott. Mr. Westcott was appointed to the Board of Directors of the Company in May 1994. Mr. Westcott served as Chairman and Chief Executive Officer of Westcott Communications, Inc. from May 1986 through May 1996. Mr. Westcott served as Chairman of Jayhawk Acceptance Corp. from July 1993 through August 1994. Mr. Westcott serves on the Board of Jayhawk Acceptance Corporation and on the Executive Board of the Cox School of Business at Southern Methodist University.

  A plurality of the votes cast by the holders of Common Stock and Preferred Stock at the meeting will be required to reelect the nominees as Class II directors.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH NOMINEE FOR CLASS II
DIRECTOR.

                              INCUMBENT DIRECTORS

NAME                         AGE                      POSITION
- ----                         ---                      --------
Gerald S. Armstrong.........  53 Director of the Company
Charles T. Russell..........  66 Director of the Company
Rupinder S. Sidhu...........  40 Director of the Company
Roger T. Staubach...........  54 Director of the Company
Richard W. Vague............  40 President and Director of the Company and
                                  First USA Financial; Chairman of the Board and
                                  Chief Executive Officer of First USA Bank;
                                  Chairman of the Board of First USA FSB;
                                  Director of First USA Paymentech

  Gerald S. Armstrong. Mr. Armstrong has been a Director of the Company since August 1989. He has been a Partner and a Director of Stonington Partners, Inc. (formerly known as First Capital Partners, Inc.), a private investment firm, since 1993. Mr. Armstrong has also been a member of the Board of Directors of Merrill Lynch Capital Partners, Inc., a private investment firm affiliated with Merrill Lynch & Co., since 1988. Mr. Armstrong is also a Director of Ann Taylor Stores Corporation, Wherehouse Entertainment, Inc. and World Color Press, Inc.

  Charles T. Russell. Mr. Russell has been a Director of the Company since May 1994. Mr. Russell was President and Chief Executive Officer of Visa International Inc. from May 1984 to December 1993. Mr. Russell held various other executive positions with Visa International Inc. from January 1971 to May 1984. Mr. Russell is also a Director of First Data Corporation.

  Rupinder S. Sidhu. Mr. Sidhu has been a Director of the Company since August 1989. Mr. Sidhu has been a Director of First USA Paymentech since December 1995. Mr. Sidhu has been President of Merion Capital Management LLC, a private investment company, since 1994. From 1993 to 1994, he was a Partner of Stonington Partners, Inc. (formerly known as First Capital Partners, Inc.), a private investment firm. Mr. Sidhu has been a member of the Board of Directors of Merrill Lynch Capital Partners, Inc., a private investment firm affiliated with Merrill Lynch & Co., since 1987. He is also a Director of Eckerd Corporation, Wherehouse Entertainment, Inc, and CMI Industries, Inc.

  Roger T. Staubach. Mr. Staubach has been a Director of the Company since March 1993. He has been Chairman and Chief Executive Officer of The Staubach Company, a commercial real estate company, since 1983. Mr. Staubach is also a Director of Brinker International, Halliburton Company, Columbus Realty Trust and American AAdvantage Funds.

  Richard W. Vague. Mr. Vague has been President of the Company and First USA Financial since June 1990 and a Director of the Company and First USA Financial since August 1989. Mr. Vague has also been Chairman of the Board and Chief Executive Officer of First USA Bank since October 1995 and was a Director from May 1985 through October 1995. Mr. Vague also served as President and Chief Executive Officer of First USA Bank from 1987 through October 1995. Mr. Vague has also been a Director of First USA Paymentech since December 1995 and Chairman of the Board of First USA FSB since March 1996. Mr. Vague serves on the Visa Marketing Committee, the Visa International Card Products Committee and the MasterCard Marketing Committee, and was co-founder of the Company's predecessor with Mr. Tolleson. Mr. Vague is also a Director of Physician Support Systems, Inc.

  The Board of Directors of the Company is divided into three classes serving staggered three-year terms. Directors for each class will be elected at the annual meeting of stockholders held in the year in which the term for such class expires and will serve for three years. The terms of Gene H. Bishop, John C. Tolleson and Carl H. Westcott will expire at the 1996 annual meeting and, if reelected, at the 1999 annual meeting; the terms of Gerald S. Armstrong and Rupinder S. Sidhu will expire at the 1997 annual meeting; and the terms of Charles T. Russell, Roger T. Staubach and Richard W. Vague will expire at the 1998 annual meeting. The Board of Directors held four meetings during the last fiscal year. Messrs. Armstrong, Bishop, Russell, Sidhu, Staubach and Westcott serve on the Company's Compensation Committee (the "Compensation Committee") and Audit Committee (the "Audit Committee"). The Company has no nominating committee.

  The Audit Committee reviews and evaluates the Company's internal accounting and auditing procedures, recommends to the Board of Directors the firm to be appointed as independent accountants to audit the Company's financial statements, reviews with management and the independent accountants the Company's year-end and quarterly operating results, and reviews the scope and results of the audit with the independent accountants. The Audit Committee met four times in fiscal 1996.

  The Compensation Committee reviews compensation arrangements for executive officers. The Compensation Committee also administers the Company's stock option and restricted stock plans, and except with respect to grants of options to outside directors, has full authority to determine the persons to whom and the times at which options and restricted stock shall be granted, the number of option shares and shares of restricted stock to be granted and the price and other terms of options and restricted stock. The Compensation Committee met five times in fiscal 1996.

                            EXECUTIVE COMPENSATION

  The following table sets forth certain information concerning compensation of, and stock options and restricted stock granted to, the Company's Chairman and Chief Executive Officer and the other four most highly paid officers in respect of fiscal 1996, 1995 and 1994.

                          SUMMARY COMPENSATION TABLE

                                                                                  LONG TERM
                                                                                COMPENSATION
                                    ANNUAL COMPENSATION                            AWARDS
                          ---------------------------------------- ---------------------------------------
                                                                                  NUMBER OF SECURITIES
                                                                   RESTRICTED      UNDERLYING OPTIONS       ALL OTHER
NAME AND                  FISCAL                    OTHER ANNUAL      STOCK                   (FIRST USA     COMPEN-
PRINCIPAL POSITION         YEAR   SALARY  BONUS(1) COMPENSATION(2)  AWARDS(3)  (COMPANY)(4) PAYMENTECH)(5) SATION(6)(7)
- ------------------        ------ -------- -------- --------------- ----------- ------------ -------------- ------------
John C. Tolleson........   1996  $750,000 $937,500    $110,633        $825,000    125,000      125,000        $4,750
 Chairman and Chief        1995   620,000  620,000      65,773         665,625    125,000          --          5,916
 Executive Officer         1994   520,000  520,000         --          575,625    100,000          --          4,297
Richard W. Vague........   1996   587,500  750,000      85,914         825,000    100,000      125,000         5,932
 Chairman and Chief        1995   425,000  425,000      53,631         665,625    100,000          --          5,579
 Executive Officer of      1994   325,000  325,000         --          575,625    100,000          --          4,550
 First USA Bank
Randy L. Christofferson
 (7)(8).................   1996   356,250  475,000      95,284         550,000     50,000       47,000       750,000
 President of First                                                (2,200,000)  (200,000)          --
 USA Bank                                                                                          --
Jack M. Antonini (7)(8).   1996   333,333  400,000         --          550,000     50,000       47,000       109,373
 Vice Chairman, Chief                                                (550,000)   (75,000)          --
 Financial Officer                                                                                 --
Pamela H. Patsley.......   1996   280,000  300,000         --          550,000        --       275,000         3,388
 President and Chief       1995   225,000  168,750         --          443,750     25,000          --          3,617
 Executive Officer         1994   170,000  127,500         --          383,750     20,000          --          2,425
 of Paymentech

- --------
(1) Bonuses for fiscal 1996, 1995 and 1994 were approved by the Board of Directors on July 17, 1996, July 19, 1995 and July 20, 1994, respectively, and paid on July 31, 1996, July 31, 1995 and July 31, 1994, respectively.
(2) The stated amounts for fiscal 1996 and 1995 include $84,104 and $40,406 for transportation by Mr. Tolleson and $72,952 and $42,170 for transportation by Mr. Vague, respectively, and $76,343 in relocation expenses for Mr. Christofferson. Where no amount is stated, the aggregate values of perquisites and other personal benefits provided to such executive officer did not exceed the lesser of $50,000 or 10% of such executive officer's salary and bonus.
(3) Restricted stock awards for fiscal 1996, 1995 and 1994 were approved by the Board of Directors on July 17, 1996, July 19, 1995 and July 20, 1994, respectively. The awards were made in recognition of the Company's performance and as incentive for future performance, and entitle the recipient to all dividends paid on such shares. The values shown for restricted stock awards are shown by multiplying the number of shares granted by: (i) $55.00, with respect to awards of restricted stock approved on July 17, 1996; (ii) $44.375, with respect to awards of restricted stock approved on July 19, 1995; or (iii) $38.375, with respect to awards of restricted stock approved on July 20, 1994. Each of such prices is the closing price of the Common Stock on the last trading day of the applicable fiscal year. The number and value of shares of restricted stock held by the named executive officers on the last day of fiscal 1996 (based upon the closing price of $55 for the Common Stock on the last trading day of fiscal 1996) were: Mr. Tolleson, 45,000 shares, $2,475,000; Mr. Vague, 45,000 shares, $2,475,000; Mr. Christofferson, 50,000 shares, $2,750,000; Mr. Antonini, 20,000 shares, $1,100,000; and Ms. Patsley,
    30,000 shares, $1,650,000. Amounts in parentheses
   indicate the value of the 40,000 and 10,000 shares of restricted stock granted to Messrs. Christofferson and Antonini, respectively, as a portion of their signing compensation (based upon the closing price of $55 for the Common Stock on the last trading day of fiscal 1996).
(4) Annual stock option grants for fiscal 1996, 1995 and 1994 were approved by the Board of Directors on July 17, 1996, July 19, 1995 and July 20, 1994, respectively. The awards were made in recognition of the Company's performance and as incentive for future performance. Amouns in parentheses indicate options to purchase 200,000 and 75,000 shares of Common Stock granted to Mr. Christofferson and Mr. Antonini, respectively, as a portion of their signing compensation. The Company did not previously include option grants awarded in July following the completion of a fiscal year in the "Summary Compensation" table and in the "Option Grants With Respect to Last Fiscal Year" table until the end of the fiscal year in which such options were granted. However, due to the fact that the Company's annual option grants awarded in July following each June 30 fiscal year end are made in recognition of the Company's past performance and as incentive for future performance, the Company believes that treating such option grants as having been made during the previous fiscal year provides more accurate disclosure regarding the compensation granted to its executive officers with respect to a particular fiscal year. Accordingly, the Company has elected to include in the "Summary Compensation" table and in the "Option Grants With Respect to Last Fiscal Year" tables option grants awarded in July following completion of a fiscal year as having been made during such completed fiscal year.
(5) The options listed for each of the named executives represent grants made in connection with the March 1996 initial public offering of the First USA Paymentech common stock (the "Paymentech IPO") and a subsequent grant in July 1996 to Ms. Patsley.
(6) The amounts for fiscal years 1996, 1995 and 1994 represent employer matching contributions to the First USA Savings Restoration Plan, except for Messrs. Christofferson and Antonini.
(7) As noted above, Mr. Christofferson and Mr. Antonini received signing bonuses, restricted stock grants and option grants during fiscal 1996 upon joining the Company. Such bonuses and grants were made in consideration of compensation and benefits such executive officers were required to forego as a result of leaving their previous positions to join the Company.
(8) Messrs. Antonini and Christofferson joined the Company in September and October 1995, respectively.

OPTION GRANTS

  The following table sets forth information concerning stock option grants made with respect to fiscal 1996 to the named executive officers to purchase Common Stock.

        OPTION GRANTS WITH RESPECT TO LAST FISCAL YEAR -- COMMON STOCK

                                                                        POTENTIAL REALIZABLE VALUE AT
                                                                           ASSUMED ANNUAL RATES OF
                                                                         STOCK PRICE APPRECIATION FOR
                                        INDIVIDUAL GRANTS                      OPTION TERM (3)
                          --------------------------------------------- ------------------------------
                          NUMBER OF
                          SECURITIES  % OF TOTAL
                          UNDERLYING    OPTIONS    EXERCISE
                           OPTIONS    GRANTED TO   PRICE PER EXPIRATION
NAME                       GRANTED   EMPLOYEES (1)   SHARE    DATE (2)        5%             10%
- ----                      ---------- ------------- --------- ---------- -------------- ---------------
John C. Tolleson........   125,000        6.74%     $50.25   7/17/2006      $3,951,250     $10,012,500
Richard W. Vague........   100,000        5.40%      50.25   7/17/2006       3,161,000       8,010,000
Randy L. Christofferson.   200,000       10.79%      44.25   8/18/2005       5,566,000      14,106,000(4)
                            50,000        2.70%      50.25   7/17/2006       1,580,500       4,005,000
Jack M. Antonini........    75,000        4.05%      43.00   8/15/2005       2,028,750       5,140,500(4)
                            50,000        2.70%      50.25   7/17/2006       1,580,500       4,005,000
Pamela H. Patsley.......         0         --          --          --              --              --

- --------
(1) Represents percentage of total options granted to employees of the Company with respect to the fiscal year.
(2) The options listed for each of the executive officers vest in increments of 20% on the date of grant and each anniversary of the date of grant, or, if earlier, upon a change in control of the Company.
(3) The dollar amounts under these columns are the result of calculations at 5% and 10% compounded annual rates set by the Commission, and therefore are not intended to forecast future appreciation, if any, in the price of the Common Stock. The potential realizable values illustrated at 5% and 10% compound annual appreciation of the options which expire on July 17, 2006 assume that the price of the Common Stock increases to $81.86 or $130.35 per share, respectively, over the 10-year term of the options; the potential realizable values illustrated at 5% and 10% compound annual appreciation of the options which expire on August 15, 2005 assume that the price of the Common Stock increases to $70.05 and $111.54 per share, respectively, over the 10-year term of the options; and the potential realizable values illustrated at 5% and 10% compound annual appreciation of the options which expire on August 18, 2005 assume that the price of the Common Stock increases to $72.08 and $114.78 per share, respectively, over the 10-year term of the options.
(4) The options listed were granted to the named executive officer upon commencement of employment.

  The following table sets forth information concerning stock option grants made with respect to fiscal 1996 to the named executive officers to purchase First USA Paymentech common stock.

               OPTION GRANTS WITH RESPECT TO LAST FISCAL YEAR --
                       FIRST USA PAYMENTECH COMMON STOCK

                                         INDIVIDUAL GRANTS
                          -----------------------------------------------
                                                                          POTENTIAL REALIZABLE VALUE AT
                          NUMBER OF                                          ASSUMED ANNUAL RATES OF
                          SECURITIES  % OF TOTAL                          STOCK PRICE APPRECIATION FOR
                          UNDERLYING    OPTIONS    EXERCISE                      OPTION TERM (2)
                           OPTIONS    GRANTED TO   PRICE PER  EXPIRATION  ------------------------------
NAME                       GRANTED   EMPLOYEES (1)   SHARE       DATE           5%            10%
- ----                      ---------- ------------- --------- ------------ -------------- ---------------
John C. Tolleson........    50,000       2.40%      $19.53   3/22/2006(3)     $  614,000     $1,556,500
                            75,000       3.60%       19.53   4/21/1996(4)            N/A            N/A
Richard W. Vague........    50,000       2.40%       19.53   3/22/2006(3)        614,000      1,556,500
                            75,000       3.60%       19.53   4/21/1996(4)            N/A            N/A
Randy L. Christofferson.    22,000       1.06%       19.53   3/22/2006(3)        270,160        684,860
                            25,000       1.20%       19.53   4/21/1996(4)            N/A            N/A
Jack M. Antonini........    22,000       1.06%       19.53   3/22/2006(3)        270,160        684,860
                            25,000       1.20%       19.53   4/21/1996(4)            N/A            N/A
Pamela H. Patsley.......   100,000       4.80%       19.53   3/22/2006(3)      1,228,000      3,113,000
                           100,000       4.80%       19.53   4/21/1996(4)            N/A            N/A
                            75,000       3.60%       36.00   7/16/2006(3)      1,698,000      4,303,500

- --------
(1) Represents percentage of total options granted to employees of the Company with respect to the fiscal year.
(2) The dollar amounts under these columns are the result of calculations at 5% and 10% compounded annual rates set by the Commission, and therefore are not intended to forecast future appreciation, if any, in the price of the First USA Paymentech common stock. The potential realizable values illustrated at 5% and 10% compound annual appreciation of the options which expire on March 22, 2006 assume that the price of the Common Stock increases to $31.81 or $50.66 per share, respectively, over the 10-year term of the options; and the potential realizable values illustrated at 5% and 10% compound annual appreciation of the options which expire on July 16, 2006 assume that the price of the Common Stock increases to $58.64 and $93.38 per share, respectively, over the 10-year term of the options.
(3) The first set of options listed for each of the named executive officers and the options granted to Ms. Patsley which expire on July 16, 2006 vest in increments of 20% on the date of grant and each anniversary of the date of grant, or earlier, upon a change in control of First USA Paymentech. The options listed for Ms. Patsley which expire on July 16, 2006 represent an annual option grant in recognition of First USA Paymentech's performance and as incentive for future performance. Each of the other options represent grants made in connection with the Paymentech IPO.
(4) The second set of options listed for each of the named officers were special 30-day options granted pursuant to a stock loan program in connection with the Paymentech IPO and vested 100% on the date of grant. The Company made loans to the named executive officers in connection with the exercise of such options. Each loan is evidenced by an eight-year, full recourse promissory note to the Company that bears interest at 5.38% per annum. See "Certain Transactions." These options expired on April 21, 1996. The closing price of the First USA Paymentech common stock on the New York Stock Exchange on April 19, 1996, the last trading day prior to the option expiration date, was $39.50. Because the term of such options has expired and all such options were exercised prior to their expiration, the potential realizable values illustrated at 5% and 10% compound annual appreciation of the options has not been provided.

EXERCISE OF OPTIONS

  The following table sets forth information concerning the exercise of stock options to purchase Common Stock by the named executive officers during fiscal 1996.

                        AGGREGATED OPTION EXERCISES IN
       LAST FISCAL YEAR AND FISCAL YEAR END OPTION VALUE -- COMMON STOCK

                                                         NUMBER OF UNEXERCISED   VALUE OF UNEXERCISED IN-
                                                                OPTIONS            THE-MONEY OPTIONS AT
                                                          AT FISCAL YEAR END        FISCAL YEAR END (1)
                                                       ------------------------- -------------------------
                                       VALUE REALIZED
                            SHARES    (MARKET PRICE AT
                          ACQUIRED ON  EXERCISE LESS
NAME                       EXERCISE   EXERCISE PRICE)  EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
- ----                      ----------- ---------------- ----------- ------------- ----------- -------------
John C. Tolleson........    200,000      $9,497,538      900,536      320,000    $41,414,484  $4,963,750
Richard W. Vague........    200,000       9,348,745      389,460      260,000     15,914,869   3,935,000
Randy L. Christofferson.          0               0       50,000      200,000        477,500   1,910,000
Jack M. Antonini........          0               0       25,000      100,000        227,500     910,000
Pamela H. Patsley.......     22,592       1,144,600      140,496       48,000      6,319,691   1,033,500

- --------
(1) Calculated on the basis of the closing sale price per share for the Common Stock on the New York Stock Exchange of $55 on June 28, 1996.

  The following table sets forth information concerning the exercise of stock options to purchase First USA Paymentech common stock by the named executive officers during fiscal 1996.

                        AGGREGATED OPTION EXERCISES IN
             LAST FISCAL YEAR AND FISCAL YEAR END OPTION VALUE --
                       FIRST USA PAYMENTECH COMMON STOCK

                                                         NUMBER OF UNEXERCISED   VALUE OF UNEXERCISED IN-
                                                                OPTIONS            THE-MONEY OPTIONS AT
                                                          AT FISCAL YEAR END        FISCAL YEAR END (2)
                                                       ------------------------- -------------------------
                                       VALUE REALIZED
                            SHARES    (MARKET PRICE AT
                          ACQUIRED ON  EXERCISE LESS
NAME                      EXERCISE(1) EXERCISE PRICE)  EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
- ----                      ----------- ---------------- ----------- ------------- ----------- -------------
John C. Tolleson........     75,000          $0          10,000        40,000     $204,700      $818,800
Richard W. Vague........     75,000           0          10,000        40,000      204,700       818,800
Randy L. Christofferson.     25,000           0           4,400        17,600       90,068       360,272
Jack M. Antonini........     25,000           0           4,400        17,600       90,068       360,272
Pamela H. Patsley.......    100,000           0          35,000       140,000      469,400     1,877,600

- --------
(1) The options listed for each of the named officers were special 30-day options granted pursuant to a stock loan program in connection with the Paymentech IPO. See "Certain Transactions."
(2) Calculated on the basis of the closing sale price per share for the First USA Paymentech common stock on the New York Stock Exchange of $40 on June 28, 1996.

PENSION PLANS

  First USA Pension Plan. The Company has a noncontributory, tax qualified defined benefit, "cash balance" retirement plan (the "Pension Plan") that provides retirement benefits for substantially all employees. The Company's funding policy is to annually contribute the minimum amount required under the Employee Retirement Income Security Act of 1974. Contributions are intended to provide not only for benefits attributed to compensation to date, but also for compensation increases to be earned in the future. Each participant's cash balance account is credited with an amount equal to 4% of the participant's compensation plus interest. Each participant becomes fully vested in benefits under the Pension Plan after 5 years of employment. Prior to that time, no portion of a participant's benefits is vested. Benefits may be paid under the Pension Plan, subject to limitations and conditions imposed by the Internal Revenue Code of 1986, as amended (the "Code"), upon a participant's termination of employment, retirement (early, normal or late) or death. The Pension Plan specifies various options that participants may select for the distribution of their accrued balance, including forms of annuity payments and lump sum distributions. The Pension Plan does not permit loans or in-service withdrawals by participants. Contributions to the Pension Plan will be actuarially determined and therefore cannot be attributed to individual participants. As of July 1, 1996, the estimated annual benefit payable under the Pension Plan to the named executive officers upon normal retirement age (assuming the executive continues to work to age 65 at the same rate of compensation) for Messrs. Tolleson, Vague, Christofferson and Antonini and Ms. Patsley was $72,480, $76,251, $38,967, $29,188 and $65,547, respectively.

  First USA Supplemental Executive Retirement Plan. The First USA Supplemental Executive Retirement Plan (the "SERP") operates in conjunction with the Pension Plan to provide eligible employees with benefits that cannot be provided under the terms and conditions of the Pension Plan due to Code limitations on the amount of compensation that may be considered under the Pension Plan and Code limitations on the annual benefits that may be provided under the Pension Plan. Contributions to the SERP will be actuarially determined and therefore cannot be attributed to individual participants. As of July 1, 1996, the estimated annual benefit payable upon normal retirement age (assuming the executive continues to work to age 65 at the same rate of compensation) for Messrs. Tolleson, Vague, Christofferson and Antonini and Ms. Patsley was $214,538, $243,307, $278,803, $57,243 and $84,009, respectively.

  Management Security Plan of First USA Financial. The Management Security Plan (the "MSP") provides supplemental retirement income benefits to members of the Company's management selected by the Board of Directors of the Company. The MSP is an unfunded plan and is not designed as a tax-qualified plan. Individuals selected to participate in the MSP are eligible to receive a supplemental monthly retirement allowance in the amount of 100% of final compensation payable for 12 months, and 50% of final compensation payable for the next 108 months, commencing at the age 65. Final compensation for this purpose is base pay for the most recent completed calendar year. In addition, a death benefit is provided under the MSP in an amount equal to the actuarial equivalent of an eligible employee's accrued benefit under the MSP at the time of the employee's death.

  Each year, the Company determines actuarial projections of the annual increase in benefits under the MSP. Based on those projections, the Company establishes reserves for future benefits due under the MSP. Upon a change of control of the Company, eligible employees may require the Company to set aside funds in a trust to satisfy existing and future benefits accrued under the MSP. The present value of the benefits accrued as of June 30, 1996 since the inception of the MSP were as follows: Mr. Tolleson, $329,459 and Mr. Vague, $116,920.

EMPLOYMENT AGREEMENTS

  In August 1989, the Company entered into employment agreements (the "Employment Agreements") with John C. Tolleson and Richard W. Vague (the "Executives"). Unless otherwise indicated, the provisions of the Employment Agreements are substantially similar. The respective Employment Agreements provide that Mr. Tolleson will serve as Chairman and Chief Executive Officer of First USA Financial and the Company and Mr. Vague will serve as President and Chief Executive Officer of First USA Bank. The Employment Agreements automatically renew each year for one-year periods unless the Company notifies the respective Executive of an intent not to renew 90 days prior to August 8 of each year. Base salary under the Employment Agreements is currently $750,000 for Mr. Tolleson and $630,000 for Mr. Vague, which amounts may be increased during the term of the Employment Agreements but not reduced. The Executives are also entitled to receive an annual bonus which may be awarded in accordance with the provisions of any bonus plan approved by the Board of Directors. If the Executive is terminated for Cause or resigns without Good Reason (as such terms are defined in the Employment Agreements), the Company is not obligated to continue base salary or bonus payments (except such payments as were incurred prior to such termination). The Employment Agreements also obligate the Company to provide for certain other fringe benefits. As consideration for entering into the Employment Agreements, the Executives have agreed not to disclose confidential information and not to compete with the Company during their respective terms of employment and, in certain cases, for the two-year period following their termination.

  In the event that a "reorganization event" (as defined in the Employment Agreements) occurs, or is proposed by the Company's Board of Directors, the Executives are entitled to terminate their employment with the Company for any reason. In the event the Executive so terminates employment, the Executive will be entitled to receive (i) a lump sum amount equal to his salary for the remainder of the term and (ii) a lump sum amount equal to the amount of the bonus for the remainder of the term (calculated based upon the Company's attainment of its fiscal objectives for the four quarters preceding the reorganization event). Under the Employment Agreements, a reorganization event is defined as having occurred when (i) the Company becomes the subject of a merger, consolidation, reorganization, dissolution or liquidation, (ii) the Company sells a division, subsidiary or all or substantially all of its assets, (iii) one "person" becomes the "beneficial owner" (as such terms are defined in Section 13(d) of the Exchange Act) of all of the outstanding equity securities of the Company, and (iv) any person or group acquires 25% or more of the Common Stock.

COMPENSATION OF OUTSIDE DIRECTORS

  Outside Directors Option Plan. In August 1992, the Company adopted the Outside Directors Option Plan (the "Outside Director Plan"). Under the Outside Director Plan, members of the Board of Directors of the Company who are not employees of the Company or affiliates on the date they become a Director, receive an option to purchase 10,000 shares of Common Stock at an option price equal to the fair market value of the Common Stock on the date of grant. The option is granted on the date the Director joins the Board. The Outside Director Plan was amended in 1994 to provide that directors who are not employees of the Company also receive annual grants of options to purchase 2,500 shares of Common Stock at an option price equal to the fair market value of the stock on the date of the grant. The options terminate 10 years from the date of grant. In addition, options terminate if not exercised within 90 days after the Director ceases to be a member of the Board.

  Cash Compensation for Outside Directors. Members of the Board of Directors of the Company who are not employees of the Company receive cash compensation as follows: a $30,000 annual retainer and $1,000 for each Board meeting attended and $1,000 for each committee meeting attended (chairpersons receive $2,000 per committee meeting).

  Directors who are employees of the Company do not receive any compensation for serving on the Board of Directors of the Company. Messrs. Tolleson and Vague are the only Directors not eligible for awards under the Outside Director Plan or for cash compensation for attendance at Board or committee meetings.

                         COMPENSATION COMMITTEE REPORT

  The compensation of the Company's executive officers is determined by the Compensation Committee, consisting of six members, all of whom are non-employee directors and independent of management. Underlying the Compensation Committee's decisions is the firm belief that the actions of the Company's executive officers directly impact the short-term and long-term performance of the Company, and should be rewarded in a manner commensurate with its results. The Compensation Committee, in support of this belief and the parallel objective of making decisions that are in the best interests of the Company's stockholders, places significant emphasis on the development, design and ongoing administration of the Company's executive compensation program.

EXECUTIVE COMPENSATION PHILOSOPHY

  The Company's executive compensation program has been developed to link an executive's compensation to the performance of the Company and provide competitive compensation for its executive officers. The primary objectives of the Company's executive compensation program are to ensure that the compensation levels provided to the Company's executive officers align with the Company's annual and long-term performance objectives, to reward for superior financial performance and to assist the Company in attracting, motivating and retaining executives with exceptional leadership and management abilities.

  Consistent with this philosophy, the Compensation Committee establishes a competitive and appropriate total compensation package for each executive officer generally consisting of two components: (1) an annual component, i.e., base salary and annual bonus, and (2) a long-term component, i.e., stock options and restricted stock awards. These components comprise the Company's executive compensation program and the resulting compensation mix reflects a balance of annual awards, including cash incentives and equity-based awards that provide opportunities to earn above average compensation when performance warrants it.

  Annually, a thorough review of the executive compensation program has been conducted for the Compensation Committee. This review includes a comprehensive analysis provided by an independent compensation and benefits consulting firm covering the design and competitiveness of the compensation programs. The various components of the Company's executive compensation program are reviewed by the Compensation Committee and analyzed individually and in the aggregate, to ensure overall competitiveness relative to other credit card companies and companies of similar size in the financial services industry ("comparable companies"). Some of the comparable companies are part of the peer group companies used for comparison in the performance graph and some are excluded from that group. The peer group of companies used in the performance graph covers a broader universe of financial service companies. Because the Company's executive compensation program is weighted toward components that are contingent upon the Company's performance, an executive's actual compensation level in a particular year may be more or less than that paid to executives of competitors depending on performance of the Company. The specific elements of the executive compensation program are described below.

EXECUTIVE COMPENSATION PROGRAM COMPONENTS

  Annual Component: Base Salary. The Compensation Committee establishes base salaries each year at a level intended to be between the median and 75th percentile range ("market range") of comparable companies. In addition to the competitive market range, many factors are considered in determining actual base salaries, including the duties and responsibilities assumed by the executive, the scope of the executive's position, length of service, individual performance and internal equity considerations. Based on the compensation study conducted for the Compensation Committee to evaluate the Company's competitive position, base salary levels for most of the Company's executive officers were found to be at the lower end of the competitive market range for comparable companies. To ensure that the Compensation Committee maintains the Company's competitive positioning and in an effort to retain the talent and leadership necessary to meet the challenges in the credit card industry, the Compensation Committee evaluates the results of the competitive analysis and makes appropriate adjustments. The Compensation Committee also reviews relevant financial results and the success of the management team in areas of performance that are not easily captured through accounting measures, i.e., business strategies, introductions of new products and services and other matters. During fiscal 1996, as recommended by the Compensation Committee, base salary increases for the executive officer group increased an average of 12%.

  Annual Component: Annual Incentive. The second annual component of the Company's executive compensation program is the Company's cash-based incentive compensation programs, the First USA, Inc. Annual Incentive Plan and, with respect to certain key executives, the First USA, Inc. Incentive Bonus Plan (the "Incentive Bonus Plan"). Under each plan, executive officers are eligible to receive cash awards based on the extent to which aggressive earnings goals are attained during the fiscal year. If earnings goals are not achieved, awards are not paid to the executive officer group. The Compensation Committee establishes the individual bonus awards at levels intended to be between the median and 75th percentile range of comparable companies. The Compensation Committee also makes an assessment of performance by considering such factors as the economic environment, performance comparisons against competitors, the quality of earnings, the balance between the short and long term objectives and the stability of the Company. For fiscal 1996, the Company far exceeded its goals for the performance year and the Compensation Committee believed it was important to grant the executive officers annual bonuses near or at the maximum individual bonus opportunity levels.

  Long-Term Component: Stock Options and Restricted Stock Awards. One of the Compensation Committee's priorities is for executive officers to be stockholders so that their interests are aligned with the interests of the Company's other stockholders. The Compensation Committee continues to believe that this strategy motivates executives to remain focused on the overall long-term performance of the Company. Consequently, stock options are granted under the First USA 1991 Stock Option Plan (the "1991 Option Plan") and restricted stock awards are granted under the First USA 1994 Restricted Stock Plan (the "1994 Restricted Stock Plan").

  Under the 1991 Option Plan, stock options may be granted to executive officers with an exercise price equal to the fair market value of the Common Stock on the date of the grant. If there is no appreciation in the Common Stock, the option holders receive no benefit from the stock options. Such stock options are generally exercisable between the date granted and ten years from the date granted, and generally vest 20% upon grant and each anniversary following the grant of the options. Stock options are normally granted annually to the executive officer group and, in support, of the Compensation Committee's ownership objectives, are intended to be granted at levels at the 75th percentile or higher of the practices for the comparable companies.

  Under the 1994 Restricted Stock Plan, restricted stock may be granted to executive officers with such performance criteria as set by the Compensation Committee. The performance criteria is based on financial goals of the Company. If the goals are not achieved, then the executive officer forfeits the restricted stock.

  Stock options and restricted stock were granted to the executive officer group during fiscal 1996 at levels that have positioned total compensation competitively.

DEDUCTIBILITY OF EXECUTIVE COMPENSATION

  Section 162(m) of the Code generally precludes a publicly held corporation from a federal income tax deduction for a taxable year for compensation in excess of $1 million paid to the chief executive officer or any of the four most highly compensated other executive officers. Exceptions are made for, among other things, qualified performance-based compensation. Qualified performance-based compensation means compensation paid solely on account of attainment of objective performance goals, provided that (i) performance goals are established by a compensation committee consisting solely of two or more outside directors, (ii) the material terms of the performance-based compensation are disclosed to and approved by a separate stockholder vote prior to payment and (iii) prior to payment, the compensation committee certifies that the performance goals were attained and other material terms were satisfied.

  The 1991 Option Plan, 1994 Restricted Stock Plan and the Incentive Bonus Plan are designed to be fully deductible for income tax purposes and are in compliance with Section 162(m) of the Code.

CHIEF EXECUTIVE OFFICER COMPENSATION

  During fiscal 1996, the Company's most highly compensated executive officer was John C. Tolleson, Chairman and Chief Executive Officer. Mr. Tolleson participates in the executive compensation program provided to the other executive officers as described above. The Compensation Committee's approach to establishing Mr. Tolleson's compensation is to be competitive with comparable companies and to have a major and significant portion of his compensation depend on the achievement of financial and non-financial performance criteria. All compensation actions relating to Mr. Tolleson are subject to the approval of the Board of Directors. Those actions which are described in this report have been approved.

  Mr. Tolleson's cash compensation for fiscal 1996 was $1,687,500. Of this amount 55% was earned under the Incentive Bonus Plan. Mr. Tolleson's annual base salary was increased during fiscal 1996 to $750,000, a 21% increase from his former base salary. Based on the Compensation Committee's review of the results of the compensation study conducted by a compensation consulting firm, the Compensation Committee recognized that Mr. Tolleson's base salary was below the competitive market range. The Chief Executive Officer's salary is now within the competitive market range. In fiscal 1996, Mr. Tolleson earned an annual bonus award under the Incentive Bonus Plan of $937,500 or 125% of his base salary due to excellent financial results and individual performance for the year. The Compensation Committee believes that Mr. Tolleson's annual bonus is appropriate given the Company's strong earnings growth of 38% from fiscal 1995 to fiscal 1996, and its continued attainment of key financial goals.

  Under the 1991 Option Plan and the 1994 Restricted Stock Plan and in connection with the Compensation Committee's strategy of motivating executives to remain focused on the long-term performance of the Company, a total of 125,000 stock options and a total of 15,000 shares of restricted stock were granted to Mr. Tolleson with respect to fiscal 1996. In addition, Mr. Tolleson received 50,000 stock options in First USA Paymentech, which were granted as part of the Paymentech IPO. At the same time an additional 75,000 stock options were granted under the First USA Paymentech stock loan program.

CONCLUSION

  The Compensation Committee believes the mix of market-based salaries, competitive variable cash incentives for short-term performance and the potential for equity-based rewards for long-term performance represents an appropriate balance of total compensation. This balanced executive compensation program provides a competitive and motivational compensation package to the executive officer team required to produce the results the Company has historically achieved and strives to achieve in the future. The Compensation Committee further believes that the executive compensation program strikes an appropriate balance between the interests of the stockholders, the needs of the Company in operating its business and the executive team.

                                          The Compensation Committee

                                          Rupinder S. Sidhu, Chairman
                                          Gerald S. Armstrong
                                          Gene H. Bishop
                                          Charles T. Russell
                                          Roger T. Staubach
                                          Carl H. Westcott

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  During fiscal 1996, Messrs. Sidhu, Armstrong, Bishop, Russell, Staubach and Westcott served as members of the Compensation Committee. No member of the Compensation Committee is an employee, officer, or former officer of the Company, and, except as described below with respect to Mr. Staubach, no such member had a relationship with the Company during fiscal 1996 requiring disclosure under Item 404 of Regulation S-K. No relationship existed during fiscal 1996 that constituted a "Compensation Committee Interlock" within the meaning of Item 402(j) of Regulation S-K.

  During fiscal 1996, the Company retained The Staubach Company, of which Mr. Staubach is a principal, to represent the Company in connection with certain lease transactions related to the Company's principal corporate office space. In connection with such transactions, The Staubach Company received approximately $1 million in fees from the owners of such office space.

STOCK PERFORMANCE GRAPH

  The following chart compares the total stockholder return (stock price growth plus dividends) on the Common Stock from May 31, 1992 through June 30, 1996 with the total stockholder return for the same period of the S&P Financial Composite Index and the S&P 500. The graph assumes that the value of the investment in the Company's Common Stock and each index was $100 on May 31, 1992 and that all dividends were reinvested. The Company notes that the Company's initial public offering occurred on May 27, 1992 and that the initial offering price of $4.75 was used as the beginning price for the Company's stock price on the performance graph. The Company also notes that the initial offering price of $4.75 is different from the Company's initial trading price of $5.50.

[GRAPH APPEARS HERE]


- -------------------------------------------------------------------------------
             First USA, Inc    S&P Financial Composite Index         S&P 500
- --------------------------------------------------------------------------------
6/30/92                 100                              100              100
- --------------------------------------------------------------------------------
6/30/93                 370                        122.58364        110.38614
- --------------------------------------------------------------------------------
6/30/94               682.2                        133.09177        108.85235
- --------------------------------------------------------------------------------
6/30/95               788.9                        162.56847        133.47136
- --------------------------------------------------------------------------------
6/30/96               977.8                        224.88413        164.31372
- --------------------------------------------------------------------------------

  On June 30, 1996, the total stockholder return on the Common Stock had increased from May 31, 1992 (using the initial offering price of $4.75) by 978%, compared to increases in the total returns on the S&P Financial Composite Index and the S&P 500 of 225% and 164%, respectively.

                        ADOPTION OF THE FIRST USA, INC.
                          DEFERRED COMPENSATION PLAN

GENERAL

  The Company has adopted the Deferred Compensation Plan, effective as of June 1, 1996, with respect to its eligible employees and directors, subject to approval of its stockholders. The Deferred Compensation Plan provides that eligible employees and directors of the Company and of affiliates of the Company may participate in the Deferred Compensation Plan upon its adoption pursuant to the terms of the Deferred Compensation Plan. The affirmative vote of a majority of the shares of Common Stock and Preferred Stock present or represented and entitled to vote at the annual meeting will be required to approve such adoption.

  The purpose of the Deferred Compensation Plan is to recognize the value to the Company and other participating entities of the past and present services of individuals covered thereby and to encourage and assure their continued service with the Company or other participating entities, as the case may be, by making more adequate provision for their future retirement security. The Company has reserved 70,000 shares of Common Stock and First USA Paymentech has reserved 70,000 shares of First USA Paymentech common stock for issuance pursuant to the Deferred Compensation Plan. The Deferred Compensation Plan is intended to constitute an unfunded, unsecured plan of deferred compensation for a select group of management or highly compensated employees.

DESCRIPTION OF DEFERRED COMPENSATION PLAN

  The Deferred Compensation Plan will be administered by a plan administrator (the "Administrator") appointed by the Board of Directors of the Company. The Administrator will supervise the administration and enforcement of the Deferred Compensation Plan according to the terms and provisions thereof and will have such powers as are necessary to accomplish the purposes of the Deferred Compensation Plan.

  Officers and directors of the Company and its affiliates earning cash compensation of at least $125,000 are eligible to participate in the Deferred Compensation Plan. However, for the Deferred Compensation Plan's initial period (June 1, 1996 to July 1, 1996) and for the Deferred Compensation Plan's first full year, directors and otherwise eligible officers of the Company and its affiliates may become participants only if so designated by the Administrator. For the initial year, the Administrator has designated 22 directors and officers of the Company and its affiliates as participants.

  Under the Deferred Compensation Plan, participants may voluntarily elect to defer all or a portion of their salaries and/or annual bonuses (or, in the case of participants who are directors, of their annual fees). An election to defer must generally be made prior to the commencement of the fiscal year in which it will be earned. Once made, the election is generally irrevocable for the duration of the deferral, which must be for a period of no less than five years. Amounts deferred are credited to participants' accounts.

  The deferred amounts will be deemed to be invested, pursuant to the election of the participant, in such funds as the Administrator may from time to time make available, including a fund investing in the Common Stock and a fund investing in First USA Paymentech common stock. Investment designations for future amounts to be deferred and for amounts already deferred may be changed, subject to the terms and conditions of the Deferred Compensation Plan. Additional restrictions may apply to investment decisions of participants who are subject to the reporting requirements of Section 16(a) of the Exchange Act. At least annually, the Administrator will determine the net income or loss equivalents of each fund for the period elapsed since the next preceding valuation date and allocate such equivalents to participants' accounts.

  Because the amounts to be deferred under the Deferred Compensation Plan are selected pursuant to the individual elections of participants, such amounts are not currently determinable.

  Each deferral election will indicate the time (not less than five years following the deferral) and form of payment for the amounts to be deferred during the applicable fiscal year (and any net income or loss equivalents allocated in respect of such amounts). Distributions will be made in cash to the participant at the time irrevocably selected on the deferral form, or, in the event of the participant's death, to the participant's designated beneficiary. Early withdrawals are subject to a 10% penalty, except in the event of unforeseeable financial emergencies. The Company may defer payment of all or any portion of a distribution that it determines is likely not to be deductible by the Company under applicable income tax provisions.

  Each participant or beneficiary will be an unsecured general creditor with respect to any payments due and owing to such participant pursuant to the Deferred Compensation Plan.

  The Board of Directors of the Company can amend or terminate the Deferred Compensation Plan at any time, except that no amendment may be made that would impair the rights of a participant with respect to amounts already deferred or otherwise allocated to such participant's account.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  The following is a brief summary of the principal federal income tax consequences of the Deferred Compensation Plan based upon current federal income tax laws. The summary is not intended to be exhaustive and, among other things, does not describe state, local or foreign tax consequences.

  Amounts voluntarily deferred pursuant to the Deferred Compensation Plan should not be taxable to the participant until a distribution is made to the participant or to his or her beneficiary. A participant will recognize ordinary income in an amount equal to the amount of cash received. The Company will generally be entitled to take a corresponding tax deduction for the tax year in which the participant recognizes ordinary income.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE ADOPTION OF THE FIRST USA, INC. DEFERRED COMPENSATION PLAN.

            AMENDMENT TO THE FIRST USA EMPLOYEE STOCK PURCHASE PLAN

  The Board of Directors proposes and recommends that the stockholders approve an amendment to the Purchase Plan to increase the number of shares of Common Stock that may be acquired pursuant to the Purchase Plan from 200,000 to 700,000 and to increase the percentage of compensation that an employee can contribute under the Purchase Plan from 10% to 20% of such employee's annual base salary. As of September 1, 1996, an aggregate of 194,177 shares of Common Stock had been acquired pursuant to the Preferred Stock Purchase Plan. The affirmative vote of a majority of the voting power of the shares of Common Stock and Preferred Stock present or represented and entitled to vote at the annual meeting will be required to approve such amendment.

  The Purchase Plan provides a means for full time employees of the Company to purchase shares of Common Stock through payroll deductions at 85% of the current market price of the Common Stock. The Purchase Plan is intended to satisfy the applicable requirements of Section 423 of the Code, which are briefly summarized below. The Purchase Plan is administered by the Compensation Committee.

  If the proposed amendment is approved, each eligible employee may have payroll deductions of any whole percentage amount up to 20% of their annual base salary (up to $21,250 per year) used to purchase shares of Common Stock, provided that no employee may purchase Common Stock through the Purchase Plan with a fair market value greater than that permitted by law in any calendar year. The amounts deducted will be accumulated, and at the end of each designated three-month period the accumulated amounts will be applied to the purchase of shares of Common Stock at 85% of the fair market value thereof. Accumulated payroll deductions which are insufficient to purchase a whole share of Common Stock will be carried into the next purchase period.

  The Purchase Plan will remain in effect until all shares authorized to be paid under the Purchase Plan have been sold. An aggregate of 200,000 shares of Common Stock have been authorized for issuance under the Purchase Plan, 194,177 shares of which have been acquired pursuant to the Purchase Plan. If the amendment to the Purchase Plan is approved by stockholders at the annual meeting, an additional 500,000 shares of Common Stock will be authorized for issuance under the Purchase Plan.

  The Board of Directors may from time to time amend or terminate the Purchase Plan, provided that (i) no such amendment or termination may adversely affect the rights of any participant without the consent of such participant and (ii) to the extent required by Rule 16b-3 under the Exchange Act or any other law, regulation or stock exchange rule, no such amendment shall be effective without the approval of the Company's stockholders.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  The following discussion is a brief summary of the principal United States federal income tax consequences under current federal income tax laws relating to awards under the Purchase Plan. This summary is not intended to be exhaustive and, among other things, does not describe state, local or foreign income and other tax consequences. For purposes of this discussion the right to purchase shares under the Purchase Plan is described as an option.

  The Purchase Plan is intended to qualify as an "employee stock purchase plan" as defined in Section 423 of the Code. Assuming such qualification, a participant will not recognize any taxable income as a result of participating in the Purchase Plan, exercising options granted pursuant to the Purchase Plan or receiving shares of Common Stock purchased pursuant to such options. A participant may, however, be required to recognize taxable income as described below.

  If a participant disposes of any share of Common Stock purchased pursuant to the Purchase Plan after the later to occur of (i) two years from the grant date for the related option and (ii) one year after the exercise date for the related option (such disposition, a "Qualifying Transfer"), or if he dies (whenever occurring) while owning any share purchased under the Purchase Plan, the participant generally will recognize compensation income, for the taxable year in which such disposition occurs or the taxable year which closes upon the participant's death, in an amount equal to the lesser of (i) the excess of the market value of the disposed share at the time of such disposition over its purchase price, and (ii) 15% of the market value of the disposed share on the grant date for the option to which such disposed share relates. In the case of a Qualifying Transfer, (a) the basis of the disposed share will be increased by an amount equal to the amount of compensation income so recognized, and (b) the participant will recognize a capital gain or loss, as the case may be, equal to the difference between the amount realized from the disposition of the shares and the basis for such shares.

  If the participant disposes of any share other than by a Qualifying Transfer, the participant generally will recognize compensation income in an amount equal to the excess of the market value of the disposed share on the date of purchase over its purchase price. In such event, the Company will be entitled to a tax deduction equal to the amount of compensation income recognized by the participant. Otherwise, the Company will not be entitled to any tax deduction with respect to the grant or exercise of options under the Purchase Plan or the subsequent sale by participants of shares purchased pursuant to the Purchase Plan. A transfer of shares purchased under the Purchase Plan after the death of a participant by the estate of the decedent has the same federal income tax effects on the Company as a Qualifying Transfer.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE AMENDMENT OF THE FIRST USA, INC. EMPLOYEE STOCK PURCHASE PLAN.

                             CERTAIN TRANSACTIONS

  In connection with the Paymentech IPO, First USA Paymentech granted special stock options under its stock option plan. All of such special stock options were exercisable for a period of 30 days from the date of consummation of the Paymentech IPO. The Company made loans in connection with the exercise of the special stock options to the recipients of such options. Each such loan is evidenced by an eight-year, full recourse promissory note to the Company that bears interest at 5.38% per annum. The notes provide that the then outstanding principal amount thereof and all accrued interest thereunder will become due and payable 60 days following the optionee's termination of employment by the Company or any of its subsidiaries (other than upon Retirement, as defined in the notes) or immediately upon demand following such employee's termination for Cause, as defined in the notes (or, if earlier, on the maturity date of the notes). The notes also provide that the outstanding principal amount thereof and all accrued interest thereunder will be forgiven ratably over a period of four years, beginning with the fifth anniversary of the consummation of the Paymentech IPO or, if earlier, upon the optionee's death or disability, the termination of the optionee's employment upon Retirement or upon a change of control of the Company or First USA Paymentech. Furthermore, the notes contain a noncompete provision. The following executive officers of the Company received loans from the Company in connection with their exercise of special First USA Paymentech stock options in the amounts indicated, each of which was outstanding as of August 31, 1996: Mr. Tolleson, $1,464,750; Mr. Vague, $1,464,750; Mr. Christofferson, $488,250; Mr. Antonini, $488,250; Ms.
Patsley, $1,953,000; Daniel C. Barr, $195,300; Robert A. Bowie, $459,375;
George P. Hubley, $292,950; Gary J. Marino, $390,600; Kevin D. Murphy, $195,300; James W. Stewart, III, $195,300; and Catherine G. West, $195,300.

  During fiscal 1996, the Company retained The Staubach Company, of which Mr. Staubach is a principal, to represent the Company in connection with certain lease transactions related to the Company's principal corporate office space. In connection with such transactions, The Staubach Company received approximately $1 million in fees from the owners of such office space.

                             INDEPENDENT AUDITORS

  The Company retained Ernst & Young LLP as the Company's independent auditors for fiscal 1996. Representatives of Ernst & Young LLP will attend the meeting and, while they do not intend to make a statement, they will respond to appropriate questions directed to them.

                 STOCKHOLDER PROPOSALS FOR 1997 ANNUAL MEETING

  Stockholder proposals to be included in the Company's proxy material for the 1997 annual meeting of stockholders must be received at the Company's principal executive offices not later than May 30, 1996.

  A Company By-law provides that a nomination for election as a director may be brought before an annual or special meeting of stockholders by any stockholder provided the stockholder has given written notice of the business to the Company's Secretary not less than 60 days nor more than 90 days prior to the anniversary date of the immediately preceding annual stockholders meeting. If the annual meeting is not within 30 days before or after such anniversary date, the stockholder notice must be received within 10 days following notice or publication of the date of the meeting. The notice must include certain information concerning the nomination for director. A copy of the By-law may be obtained from the Secretary of the Company at the address set forth in the accompanying notice. The By-law will apply to the 1997 annual meeting of stockholders.

                                 OTHER MATTERS

  As of the date of this Proxy Statement, the Company does not intend to bring any other matters before the meeting requiring action of the stockholders, nor does it have any information that other matters will be brought before the meeting. However, if any other matters requiring the vote of the stockholders properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote the proxy in accordance with their best judgment in the interest of the Company.

                                          /s/ John C. Tolleson
                                          John C. Tolleson
                                          Chairman and Chief Executive Officer

                                          /s/ Richard W. Vague
                                          Richard W. Vague
                                          President

September 30, 1996

Votes must be indicated (X) in Black or Blue ink. [ ]

The Board of Directors recommends a vote FOR each item.

1. Election of    FOR all nominees [ ]   WITHHOLD AUTHORITY [ ]   EXCEPTIONS [ ]
   Directors      listed below           to vote for all
                                         nominees listed
                                         below.

(Nominees: Gene H. Bishop, John C. Tolleson and Carl H. Westcott

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exception" box and write that nominee's name in the space provided below.)

"Exceptions ____________________________________________________________________

2. Proposal to authorize the adoption      3. Proposal to amend the First USA,
of the First USA Inc. Deferred                Inc. Employee Stock Purchase Plan
Compensation Plan.                            to increase the number of shares
                                              of Common Stock available for
FOR [ ]   AGAINST [ ]   ABSTAIN [ ]           purchase under such plan and to
                                              increase the maximum percentage of
                                              compensation that each employee is
                                              eligible to allocate for
                                              participation under such plan.

4. The proxy is authorized to             FOR [ ]   AGAINST [ ]   ABSTAIN [ ]
   transact such other business as may
   properly come before the meeting.


                                                 Change of Address
                                                 Mark Here [ ]

                                       (Please sign exactly as name appears
                                       hereon. Joint owners should each sign.
                                       When signing as attorney, executor,
                                       administrator, trustee, guardian or other fiduciary, please add that title.)

                                       Dated:_____________________________, 1996

                                       _________________________________________
                                                  Signature of Stockholder

                                       _________________________________________
                                                  Signature of Stockholder

Please Mark, Date, Sign and Mail Your Proxy Promptly in the Envelope Provided.


                                FIRST USA, INC.

               Proxy solicited by the Board of Directors for the Annual Meeting of Stockholders, to be held on November 6, 1996

     The undersigned hereby appoints John C. Tolleson, Richard W. Vague and Pamela H. Patsley, and each of them, the true and lawful agents and proxies with full power of substitution, to represent the undersigned at the Annual Meeting of Stockholders of First USA, Inc. to be held at the Hotel Crescent Court, 400 Crescent Court, Dallas, Texas, on November 6, 1996 at 10:30 a.m., and at any adjournments thereof, for the transaction of the business described on the opposite side of this card.

    The Shares represented by this proxy will be voted as indicated on the opposite side. If no indication has been made, the Shares represented by this proxy will be voted in favor of Proposals 1 through 3 and as the named proxies deem advisable on such other business as may properly come before the meeting.

 Please sign, date and return this proxy promptly, using the enclosed return envelope.



                                       FIRST USA, INC.
                                       P.O. BOX 11093
                                       NEW YORK, N.Y. 10203-0083